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                             KIRKPATRICK & LOCKHART LLP
                           1800 Massachusetts Avenue, N.W.
                               Washington, D. C. 20036



                                   October 29, 1996


     PaineWebber Master Series, Inc.
     1285 Avenue of the Americas
     New York, New York  10019

     Dear Sir or Madam:

              PaineWebber Master Series, Inc. ("Company"), is a corporation organized under the laws of the State of Maryland on October 29, 1985. We understand that the Company is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended ("1940 Act"), for the purpose of making definite the number of shares of common stock of one of its series, PaineWebber Balanced Fund ("Fund"), which it has registered thereunder and under the Securities Act of 1933, as amended ("1933 Act"), and which it sold in reliance on Rule 24f-2 during the fiscal period for that Fund from March 1, 1996 to August 31, 1996.

              We have, as counsel, participated in various business and other matters relating to the Company. We have examined copies, either certified or otherwise proved to be genuine, of the Articles of Incorporation and By-Laws of the Company, the minutes of meetings of the board of directors and other documents relating to the organization and operation of the Company, and we are generally familiar with its business affairs. Based on the foregoing, it is our opinion that the shares of common stock of the Fund sold in reliance upon registration under Rule 24f-2 during its fiscal period ended August 31, 1996, the registration of which will be made definite by the filing of the Rule 24f-2 Notice, were legally issued, fully paid and nonassessable. We express no opinion as to compliance with the 1933 Act, the 1940 Act or applicable state securities laws in connection with the sales of shares of common stock of the Fund.

              We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission.

                                                Very truly yours,

                                                KIRKPATRICK & LOCKHART LLP

                                                /s/ Elinor W. Gammon

                                                Elinor W. Gammon
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